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                         HEADS OF PROSPECTING AGREEMENT

                                     between

(1)                  RANDGOLD & EXPLORATION COMPANY LIMITED

                               (No.1992/05642/06)

                   (hereinafter referred to as "THE GRANTOR")

                                       and

(2)                    DE BEERS CONSOLIDATED MINES LIMITED
                              (No. 1888/000007/06)

         (hereinafter together with its successors in title and together specifically with the Cessionary Company or Cessionary Companies in clause 6.2, referred to as ("THE PROSPECTOR")

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PURPOSE OF HEADS

A.   The Grantor is the holder of the mineral rights ("THE MINERAL RIGHTS") on the properties ("THE PROPERTIES") listed on annexure A.

B.   The Grantor and the Prospector have agreed to conclude these legally binding heads of prospecting agreement ("THIS Agreement") as a prelude to conclusion of a comprehensive prospecting agreement.

NOW THEREFORE THE PARTIES AGREE:

1.   WARRANTIES

     The Grantor warrants that :

1.1       the Grantor is the registered holder of the mineral rights;

1.2       no rights exist which will conflict with the rights which the Grantor confers on the Prospector in these Heads.

2.   RIGHT TO PROSPECT

2.1       With effect from the date of signature of this Agreement ("THE
          EFFECTIVE DATE"), the Grantor grants to the Prospector, on the terms and conditions set out in this Agreement, the sole and exclusive right and consent for a period of 5 (five) years:

2.1.1          to prospect for diamonds (as held in terms of the Grantor's titles to the mineral rights) on the properties pursuant to the mineral rights; and

2.1.2          to remove and dispose (subject to compliance with the Diamonds
               Act, 1967) of diamonds found during prospecting, all for the
               Prospector's own benefit and account, subject to the provisions of clause 9.

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2.2       In order to give effect to this, the Grantor will sign one or more separate consents to prospect substantially in the form of annexure B hereto.

2.3       The Prospector will be entitled from time to time:

2.3.1          during the currency of the Minerals Act 50 of 1991 ("MA"), to obtain and renew the necessary prospecting permits, temporary prospecting permits, permissions to remove and dispose of
               diamonds found during prospecting, approvals to environmental management programmes relating to prospecting, and temporary authorisations to commence prospecting operations pending
               approval of environmental management programmes;

2.3.2          on and after commencement of the Mineral and Petroleum Resources
               Development Act 28 of 2002 ("MDA"), to:

               o    further any pending applications made in terms of clause
                    2.3.1, and/or

               o    lodge conversions or applications for prospecting rights and retention permits, and

               o    renew or amend any such prospecting rights or retention
                    permits so obtained; and

2.3.3          to do whatever may be necessary (either under MA and MDA, or otherwise) to advance or protect the Prospector's interests in the mineral rights in terms of this Agreement and in any of the items referred to in clause 2.3.1 and/or clause 2.3.2 that may be granted to the Prospector from time to time.

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2.4       The Prospector shall be obliged in respect of each of the properties in respect of which the necessary items referred to in clause 2.3 are obtained, to perform the minimum work programme in accordance with annexure D hereto.

3.     PROSPECTING PERIOD

       The prospecting period will commence on the Effective Date and will terminate on the fifth anniversary of the Effective Date ("THE EXPIRY
       DATE"), provided however that:

3.1       the Prospector will, subject to clauses 2.4 and 3.2.3, be entitled at any time and from time to time to terminate these Heads in respect of the whole or any part or parts of the properties by written notice to the Grantor;

3.2       in the event that the Prospector shall at any time have obtained a prospecting permit in terms of MA or a prospecting right and/or a retention permit in terms of MDA (and/or any renewal or extension thereof) (hereinafter collectively referred to as "THE PROSPECTING
          RIGHTS") in respect of a particular property or properties, the parties expressly record and agree that:

3.2.1          nothing herein contained shall be construed as obliging the
               Grantor to agree to renew or extend the prospecting period beyond the Expiry Date, the Grantor being, in its unfettered discretion, entitled to consent or not to consent to any renewal or extension of the prospecting period requested by the Prospector, on such commercial terms as may be acceptable to it;

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3.2.2          unless otherwise agreed in writing between the parties, the
               Grantor shall continue to be and remain entitled to all of the rights and benefits arising under and in terms of this Agreement relating to and/or in connection with the mineral rights,
               including (but not limited to) the participation rights and benefits contemplated in clause 7, for so long as the Prospector shall hold and/or control and/or exercise any prospecting rights and/or any mining right in respect of any relevant property or;
               and

3.2.3          the Prospector shall be entitled at any time and from time to time to decide not to retain such prospecting rights and/or not to apply for a mining right in respect of the relevant property or properties; and in such event, the Prospector shall be obliged forthwith to deliver a written notice to the Grantor to that effect and, in accordance with such written instructions as the
               Grantor may give to the Prospector within 30 days of receipt by the Grantor of such written notice, either:

               o    to abandon the prospecting rights and terminate these Heads insofar as they relate to such property or properties; or

               o    to apply at its own cost for the consent of the Minister of
                    Minerals and Energy to cede such prospecting rights insofar as it relates to such property or properties to the Grantor, and should such consent be granted, thereupon proceed with such cession at the cost of the Grantor.

3.2.4          If the Grantor fails to give any written notice to the Prospector within the 30 day period referred to in clause 3.2.3, the
               Prospector must abandon the relevant prospecting rights and terminate these Heads insofar as they relate to such property or properties.

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3.2.5          If the grantor fails to apply for a prospecting permit in terms of MA or a prospecting right in terms of MDA in respect of any of the properties by 30 December 2004 the Grantor will be entitled by written notice to the Prospector to require the Prospector either :

               o    to abandon the prospecting rights and terminate these Heads insofar as they relate to such property or properties; or

               o    to apply for a prospecting permit in terms of MA or a
                    prospecting right in terms of MDA in respect of the property or properties concerned or on or before 31 January 2005.

3.2.6          If the Prospector does not apply for a prospecting permit in terms of MA or a prospecting right in terms of MDA in respect of the properties concerned on or before 31 January 2005 following the written notice from the Grantor in terms of clause 3.2.5 above, the Prospector will be deemed to have abandoned the prospecting rights and terminated these Heads insofar as they relate to such properties in respect of which the Prospector has not made application for a prospecting permit in terms of MA or a prospecting right in terms of MDA.

4.   RECONNAISSANCE AND PROSPECTING MONEYS

4.1       Within 30 (thirty) days of the Effective Date the Prospector will pay to the Grantor a once-off lump sum reconnaissance fee of R214 000,00
          (TWO HUNDRED AND FOURTEEN THOUSAND RANDS) in exchange for allowing the
          Prospector to conduct a broad-based reconnaissance programme on the properties over the period from the Effective Date until the
          Prospector acquires prospecting permits in

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          respect of those properties on which the Prospector wishes to do further exploration in order to enable the Prospector to comply with the minimum work programme (annexure D).

4.2       Subject to clause 4.3 below the Prospector will from the date on which the Prospector acquires a prospecting permit and approval to an environmental management programme for prospecting in terms of MA or a prospecting right and approval to an environmental management programme for prospecting in terms of MDA in respect of a particular property or properties, whichever occurs first, and thereafter for the duration of the prospecting period (including any extension thereof contemplated in clause 3.2 above), pay annually in advance to the
          Grantor prospecting moneys, calculated with reference to the number of hectares of the surface of the relevant property or properties in respect of which a prospecting permit in terms of MA or prospecting right in terms of MDA (as the case may be) has been issued and an environmental management programme approved as follows:

4.2.1          in respect of each 12-month period from the Effective Date up to and including the third anniversary of the Effective Date, R2,00
               (TWO RAND) per hectare per annum,

4.2.2          in respect of the immediately following 12-month period expiring on the fourth anniversary of the Effective Date, R10,00 (TEN
               RAND) per hectare per annum;

4.2.3          in respect of the 12-month period expiring on the Expiry Date,
               R12,00 (TWELVE RAND) per hectare per annum.

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4.3       For the avoidance of doubt it is recorded that the aforesaid prospecting moneys will only be payable in relation to properties in respect of which the Prospector acquires a prospecting permit and approval to an environmental management programme for prospecting in terms of MA or a prospecting right and approval to an environmental management programme for prospecting in terms of MDA. Upon issuance of a prospecting permit or prospecting right (as the case may be) and approval of an environmental management programme as aforesaid the prospecting moneys payable in respect of the particular property or properties concerned will be payable, retrospectively from the
          Effective Date, in respect of that portion of the prospecting period during which the Prospector did not hold a prospecting permit or prospecting right and approved environmental management programme as well as for the remainder of the prospecting period until the prospecting right or prospecting permit is abandoned or this Agreement is terminated in respect of the property or properties concerned or the Prospector applies for a mining right in respect of the property or properties concerned, in which event such prospecting moneys will cease to be payable in respect of the property or properties concerned from date of such abandonment, termination or application.

4.4       The prospecting moneys referred to in clause 4.2 above will cease to be payable on the first-occurring of:

          o    termination in terms of clause 3.1 of these Heads in relation to the relevant property or properties, or

          o    the date when the Prospector applies for a mining right in respect of the particular property or properties (provided that, with effect from the date of first submission of such application by the Prospector until the date on which the relevant mining

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               right is granted (or finally refused or the relevant application withdrawn, as the case may be), the Prospector shall pay to the
               Grantor interest on the aggregate amount of the total prospecting moneys payable to the Grantor in respect of the relevant property for the 12-month period immediately prior to the date of
               submission of such application, reckoned at the prime overdraft rate (nominal annual compounded annually in arrears) charged from time to time by First Rand Bank Limited to its corporate
               customers) , or

          o    the date on which the Prospector delivers to the Grantor the written notice in respect of the relevant property or properties referred to in clause 3.2.3.

4.5       In the event of the State introducing a prospecting fee payable to the
          State in terms of the MDA, the prospecting moneys will be reduced by fifty percent (50%) of the prospecting fee payable to the State with effect from the date upon which that fee becomes payable.

4.6       The Prospector will pay interest (at the rate referred to in clause
          4.4 above) to the Grantor on the prospecting monies payable in respect of that period during which the Prospector held no permits under MA or prospecting rights under MDA (as the case may be) calculated from the
          Effective date to the date of issuance of the prospecting permits or prospecting rights (as the case may be).and approval of the relevant environmental management programme(s). For the avoidance of doubt it is recorded that the interest payable as aforesaid will only be payable in relation to properties in respect of which a prospecting permit or prospecting right (as the case may be) is issued and environmental management programme(s) approved.

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5.   ANCILLARY RIGHTS

     The Prospector will be entitled to exercise all rights ancillary to prospecting which are held by the Grantor in terms of the mineral rights.

6.   ACQUISITION OF MINING RIGHTS OR MINERAL RIGHTS

6.1       The Prospector will be entitled at any time and from time to time during the prospecting period or any extension thereof to apply for, or lodge conversion documents for the acquisition of, a mining right in terms of MDA in respect of a particular property or properties, to acquire such mining right, and from time to time to renew or amend such mining right so obtained; provided however that if the Prospector shall have given written notice ("THE MINING NOTICE") to the Grantor of the Prospector wanting so to acquire a mining right but MDA shall not yet have taken effect, the Grantor hereby sells and agrees to cede the relevant mineral rights in respect of diamonds only ("the diamond rights") to the Prospector for R1,00, on the basis that (subject to the provisions of clauses 2, 3 and 4) benefit to and the right to exercise such diamonds rights shall be deemed to have immediately passed to the Grantor on receipt by the Grantor of the mining notice, to enable the Prospector to apply for a mining authorisation in terms of s9(1) MA, whereupon the further provisions of these Heads shall apply as if the Prospector had so acquired a mining right in terms of
          MDA.

6.2       The Prospector will be entitled at any time and from time to time prior to the acquisition of a mining right as contemplated in clause
          6.1 to cede and assign its rights and obligations in terms of these
          Heads (excluding those in clauses 8 and 9 which are personal to De
          Beers Consolidated Mines Limited (No. 1888/000007/06) ("DE BEERS")
          and, with any

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          necessary statutory consents, all its rights and obligations in terms of any prospecting rights acquired by it in respect of the relevant property or properties, to one or more cessionaries and assignees nominated by the Prospector in its sole discretion ("the Cessionary
          Company" or "the Cessionary Companies" i.e. the rights and obligations in respect of particular properties may be ceded and assigned to different Cessionary Companies), and to which cession and assignment the Grantor hereby consents. Such Cessionary Companies will be limited liability companies incorporated in South Africa which are formed specifically for this purpose. Such one or more cessions and assignments will be in substantially the form of the draft cession and assignment reflected on annexure hereto.

6.3       In the event that -

6.3.1          the Prospector shall have applied for, or lodged conversion documents for the acquisition of, a mining right as contemplated in clause 6.1 in respect of a particular property or properties;
               and

6.3.2          the old order diamond rights in respect of such property or properties shall not then have ceased to exist in terms of MDA,

          the Grantor hereby, save if the proviso to 6.1 has become applicable, with effect from the date of such application or lodgement, sells and agrees to cede the diamond rights in respect of such property or properties to the Prospector for R1,00 (ONE RAND), on the basis mutatis mutandis recorded in clause 6.1. The drafting, notarial execution and registration of such cession shall be undertaken by the
          Prospector's attorneys at the Prospector's cost, and to which end the
          Grantor will sign all necessary documents and make available all necessary titles.

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7.   PARTICIPATION RIGHTS

7.1       If the Prospector decides to commence with mine development in respect of the whole or any part or parts of the properties the Grantor will be entitled to be issued with so much of the shareholding in the relevant Cessionary Company (that is, the Cessionary Company to which the Prospector's rights have been assigned pursuant to clause 6.2 and/or which is the holder of the relevant prospecting and/or mining rights) as will render the Grantor the holder of 25% of the issued share capital of the relevant Cessionary Company after such issue, and for which issue the Grantor will subscribe at par value.

7.2       Should the Prospector still be De Beers in respect of the relevant property or properties, i.e. De Beers has not ceded and assigned its rights in terms of these Heads to a Cessionary Company or Cessionary
          Companies as contemplated in clause 6.2, De Beers will apply for the consent of the Minister of Minerals and Energy in terms of s11 of MDA to cede and assign to the Grantor a 25% (TWENTY FIVE PERCENT)
          undivided share in any prospecting right or mining right acquired or to be acquired by De Beers, or for the approval of the
          Director-General, Minerals and Energy, in terms of s20 MA to cede a
          25% (TWENTY FIVE PERCENT) undivided share in the diamond rights to the
          Grantor, and the provisions of these Heads will thereupon be implemented by way of an unincorporated joint venture ("THE JV")
          substantially on the same terms and conditions as would have applied had a Cessionary Company or Cessionary Companies been formed and used as the vehicle for the exploitation of such mineral rights in terms of these Heads, and the further provisions of this clause 7 shall apply mutatis mutandis to such JV.

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7.3       With effect from the date on which the Prospector decides to commence with mine development in respect of the whole or any part or parts of the properties (if applicable) and notwithstanding that the allotment of shares (or a participation interest in the JV, as the case may be)
          to the Grantor in terms of clause 7.1 or clause 7.2 has not yet occurred, the Grantor will contribute by way of loan account its 25%
          share of all capital and current expenditure incurred or to be incurred by the relevant Cessionary Company in regard to the further prospecting, development, mining and processing of or relating to diamonds on the relevant properties, in response to cash calls by the relevant Cessionary Company. Should the Grantor not contribute all or any of a particular cash call, its shareholding in the relevant
          Cessionary Company will be diluted pro rata in accordance with the formula set out in annexure E. Effect will be given to such pro rata dilution by the Cessionary Company issuing to the remaining shareholders such further shares as will result in the Grantor holding the relevant diluted shareholding. The Grantor hereby irrevocably and in rem suam appoints the Cessionary Company, acting through any one or more of its Directors, to effect such transfer. The aforegoing provisions in this clause 7.3 will in similar fashion apply in regard to any other shareholder in the relevant Cessionary Company which does not contribute all or any of its contributions in response to a particular cash call.

7.4       After issue of the shares to the Grantor in terms of clause 7.1 the following provisions will apply.

7.4.1          The Grantor will be entitled to representation on the Board of
               Directors of the relevant Cessionary Company equivalent to its percentage shareholding in the Cessionary Company from time to time (rounded down to the nearest number of whole number of
               Directors) unless such shareholding falls below 10% in which case

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               it will no longer be entitled to such representation. The
               Chairperson of the Board of Directors will be a Director
               appointed by De Beers and who will have a casting vote.
               Resolutions of the Board of Directors will otherwise be by majority vote. Management of the Company will vest in the Board of Directors.

7.4.2          The Board of Directors will appoint a management committee which reflects the same representation as does the Board of Directors itself, to advise the Board on technical, financial and budgetary matters and on the mining work programmes.

7.4.3          Notwithstanding anything to the contrary, the relevant Cessionary
               Company will not be entitled without the written consent of the
               Grantor if it holds not less than 10% (TEN PERCENT) of the shareholding in the Cessionary Company, to dispose of the mining right or mining rights held by the Cessionary Company.

7.5       No shareholder shall be entitled, directly or indirectly, to encumber its shareholding in the Cessionary Company/ies ("the Hypothecation").:

7.5.1          in the event that such Hypothecation is created as security ("the
               Security") in respect of a loan (for the purposes of and in connection with the funding of the Cessionary Company by such shareholder) from:

               o    any bank, as defined in the Banks Act, 1990 (Act No. 94 of
                    1990) (as amended) ("the Banks Act"); or

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               o    any other financial institution approved for that purpose by the Registrar of Banks in terms of the Banks Act, on request by the Minister in terms of Section 11(3)(b) of MDA,

          unless and until the bank or financial institution in question shall have undertaken in writing that any sale in execution or any other disposal pursuant to the foreclosure of the Security will be subject to the consent of the Minister and shall be subject to the provisions of clause 7.6.

7.6       Notwithstanding any provisions to the contrary in the relevant
          Cessionary Company's memorandum and/or articles of association from time to time, and unless otherwise agreed in writing by the parties, no party shall sell or otherwise dispose of or alienate or transfer any of the shares held by it in the Cessionary Company save in accordance with the provisions of this clause 7.6:

7.6.1          no Party shall be entitled to dispose in whatsoever manner of any of its shares in the Cessionary Company unless it shall, in one and the same transaction, dispose of a proportionate portion of its claims on loan account against the Cessionary Company
               (together, "THE SALE INTEREST");

7.6.2          subject to clause 7.6.1, in the event that a party ("THE SELLING
               PARTY") intends disposing of any of its shares in the Cessionary
               Company, the Selling Party shall deliver a written notice ("THE
               SALE OFFER") to the other shareholder ("THE OFFEREE PARTY") to that effect, offering to dispose of the Sale Interest for a purchase price sounding in cash, in South African currency;

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7.6.3          the Offeree Party shall be entitled to accept the Sale Offer by not later than 30 Business Days after the Sale Offer shall have been delivered to the Offeree Party;

7.6.4          in the event that the Offeree Party is prevented from acquiring the Sale Interest due to the stipulations of the Competition Act, the Offeree Party shall be entitled, during such 30 day period, to designate (by notice given to the Selling Party) a third party which shall be entitled to exercise the Offeree Party's right to acquire the Sale Interest by acceptance of the Sale Offer;

7.6.5          on the acceptance by the Offeree Party of the whole, and not a part only, of the Sale Interest, the Selling Party shall, subject to clause 7.6.9 and against payment of the purchase price in respect of the Sale Interest, deliver the Sale Interest to the
               Offeree Party;

7.6.6          in the event that the Offeree Party shall fail to accept the whole (and not a portion only) of the Sale Offer during the 30 day period stipulated in clause 7.6.24, the Selling Party shall be entitled, during a period of 60 business days thereafter, to solicit an offer from a bona fide third party ("THE THIRD PARTY
               OFFER") to purchase the Sale Interest;

7.6.7          in the event that the Selling Party is able to solicit a third party offer the Selling Party shall deliver a written notice
               ("THE SALE OFFER") to the Offeree Party offering to dispose of the Sale Interest upon the terms and conditions set out in the third party offer in which event the Offeree Party shall be entitled to accept the Sale Offer by not later than 30 Business
               Days after the Sale Offer shall have been delivered to the
               Offeree Party (to which clause 7.6.4 and clause 7.6.5 shall mutatis mutandis apply);

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7.6.8          in the event that the Offeree Party does not accept the Sale offer within the aforesaid period the Selling Party shall be entitled to dispose of the Sale Interest but then only to the third party referred to in clause 7.6.6 and upon the terms and conditions set out in the Sale offer (provided that prior to conclusion of such third party offer, the third party shall have agreed in writing to bind itself as a party to this agreement (or any subsequent written shareholders' agreement entered into between the parties hereto) in the place and the stead of the
               Selling Party), failing which this clause 7.6 will revive;

7.6.9          it is specifically recorded that Ministerial consent, in terms of
               Section 11 of MDA, may be required in respect of the transfer by the Selling Party of the Sale Interest to the Offeree Party. The
               Selling Party and the Offeree Party shall co-operate in good faith in making application for and taking all steps reasonably necessary for and incidental to and/or concerning the granting by the Minister of such Ministerial consent. In the event that the
               Minister shall fail and/or refuse, for whatever reason, to grant the Ministerial Consent in respect of the transfer of the Sale
               Interest to the Offeree Party, ("THE AFFECTED OFFEREE PARTY"),
               the Affected Offeree Party shall be entitled in consultation with the Minister to identify a third party reasonably acceptable to the other shareholders of the Cessionary Company and in respect of whom the Minister shall be prepared to and shall grant the
               Ministerial consent in respect of the transfer of the Sale
               Interest to such third party, and the Affected Offeree Party shall be entitled to cede and delegate its rights and obligations arising in terms of this clause 7.6 to such third party, provided that:

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               o    such third party shall, if it shall not already be a party to this agreement (or any subsequent shareholders'
                    agreement), bind itself as a party thereto; and

               o    in the event that the Affected Offeree Party shall fail, by not later than 60 Business Days after the Minister shall
                    have refused to grant the Ministerial consent in respect of the transfer of the Sale Interest to the Affected Offeree
                    Party, to identify the third party described in this clause
                    7.6.9 and to procure the granting by the Minister of the
                    Ministerial consent in respect of the transfer of the Sale
                    Interest to such third party, the Affected Offeree Party
                    shall be deemed not to have accepted the Offer, whereupon
                    the provisions of clause 7.6.6 shall apply.

8.   OPERATING CONTRACTORSHIP

     The parties shall procure that, should the Prospector at any time be someone other than De Beers, if so elected by De Beers in a written notice to the Prospector prior to the latter entering into any contract to this effect with a third party, De Beers shall be entitled to be appointed as the contractor for the conduct of some or all of the operations arising from these Heads of Agreement, including prospecting, mining, processing and marketing, of the Prospector, upon terms and conditions to be agreed between the Prospector and De Beers substantially in compliance with generally accepted contracts of a similar nature in the international mining industry.

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9.   DIAMOND SALES

9.1       Subject to clause 9.2, all diamonds recovered either during mining by the Prospector will be sold and delivered to a De Beers group affiliated company nominated for this purpose by De Beers in accordance with the diamonds sales provisions attached hereto as annexure F hereto. If any diamonds recovered during prospecting are sold then they too shall be subject to this provision.

9.2       The Grantor shall be entitled to receive 25% of the net proceeds arising from and/or in connection with the sale of all diamonds recovered during prospecting. The Prospector shall, upon written request by the Grantor, provide the Prospector with extracts from the statutory diamond registers of the Prospector insofar as they deal with any diamonds recovered from the properties during prospecting (if any) in order to keep it properly informed of the details of any diamonds so recovered.

10.  MISCELLANEOUS

10.1      The parties will support each other in implementing these Heads.

10.2      Notwithstanding anything to the contrary herein contained, the Grantor may from time to time cede and assign to any other of its group affiliated companies all or any of its rights and obligations in these
          Heads of Agreement, as well as the shares and any loan accounts and other claims that it may hold in any cessionary company from time to time, provided that the Grantor procures that the cessionary company will honour the obligations of the Grantor set out in this agreement and that a written agreement between the Prospector, the Grantor and the Cessionary Company is concluded to this effect.

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10.3      Save in terms of clauses 6.2 and 10.2 above, neither party shall be entitled to cede, assign or sub-grant any rights or obligations in terms of these Heads or, in the case of the Grantor, the mineral rights themselves or any rights ancillary thereto, without the prior written consent of the other party.

10.4      Subject to the provisions of clause 12 below, disputes will be determined by arbitration in accordance with the rules of the
          Arbitration Foundation of South Africa. The arbitration award will, in the absence of manifest error and subject to statutory provisions to the contrary, be final and binding on the parties and not be subject to review or appeal.

10.5      The parties will procure that these Heads, the conclusion thereof, and all information disclosed and/or obtained by either party pursuant thereto will, subject to applicable statutory obligations, be kept confidential.

10.6      No variation, amendment or consensual cancellation of these Heads will be of any force or effect unless in writing signed by the duly authorised representatives of the parties.

10.7      All amounts cited in these Heads are cited exclusively of value-added tax which, where payable, shall be payable additionally thereto.

10.8      No indulgence which either of the parties ("THE GRANTOR") may grant to the other ("THE GRANTEE") shall constitute a waiver of any of the rights of the grantor, which shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

                                                                        Page 21.

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10.9              References to writing or to written documents in these Heads of Agreement completely exclude all forms of communication by email or similar electronic means (other than facsimile).

11.  PRESERVATION AGREEMENT

     The considerations and participations provided for in these Heads will continue to endure in favour of the party entitled thereto notwithstanding that the old order rights constituted by the mineral rights or by these
     Heads cease to exist in terms of MDA. The parties will sign a side letter substantially in accordance with annexure G hereto to that effect.

12.  COMPREHENSIVE AGREEMENT

     These Heads are legally binding on the parties. Should any provisions therein be too vague to be legally enforceable, such provisions will, in the absence of mutual agreement between parties, be amplified by referral to a tribunal of 3 persons ("THE EXPERTS"), consisting of one attorney nominated by each party and an expert nominated, in the absence of mutual agreement, by the President of the Chamber of Mines of South Africa or his
     or her nominee, to avoid such vagueness and to render them enforceable.
     Such tribunal will be obliged to receive oral or written representations by the parties. Such tribunal will act as experts and not as arbitrators and their award will, in the absence of manifest error and subject to statutory provisions to the contrary, be final and binding on the parties and not be subject to review or appeal. Any provisions which notwithstanding this are void or unenforceable will be severable from the rest of these Heads. It is nevertheless the intention that these Heads are to be replaced by a comprehensive prospecting agreement to be concluded by the parties within six months of the conclusion of these Heads and which will reflect the intention of the parties as contained in these

                                                                        Page 22.

12/07/2004

     Heads and all the terms and conditions usually found in a shareholders'
     agreement or, in the case of the applicability of the proviso to clause
     6.1, in a joint venture agreement relating to an unincorporated joint venture. However, in the absence of such conclusion, these Heads will remain binding on the parties.

13.  DOMICILIUM AND ADDRESSES

     The parties choose as their domicilium and as their addresses for purposes of notices and payments in terms of these Heads, the following addresses :

13.1     the Grantor:       3rd Floor
                            28 Harrison Street
                            Johannesburg
                            P.O. Box 82291
                            SOUTHDALE
                            2135

13.2     the Prospector:    De Beers House
                            cnr Amethyst Street and Crownwood Road
                            THETA
                            JOHANNESBURG
                            Private Bag X01
                            SOUTHDALE
                            2135.

                                                                        Page 23.

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14.  EXECUTION

     These Heads are signed on behalf of :

14.1      the Grantor by H.C. Buitendag and G.T. Miller in their capacities as
          Directors of the Grantor, duly authorised hereto by a resolution of
          Directors of the Grantor;

14.2      the Prospector by W.F. McKechnie and G.A. Beevers in their capacities as Directors of the Prospector, being duly authorised thereto by a resolution of Directors of the Prospector.

SIGNED at JOHANNESBURG this 28th day of April 2004.

                                             For and on behalf of the Grantor

                                             /s/ H.C. Buitendag
                                             -----------------------------------
                                             DIRECTOR

                                             /s/ G.T. Miller
                                             -----------------------------------
                                             DIRECTOR

SIGNED at JOHANNESBURG this 30th day of April 2004.

                                             For and on behalf of the Prospector

                                             /s/ W.F.McKechnie
                                             -----------------------------------
                                             DIRECTOR

                                             /s/ G.A.Beevers
                                             -----------------------------------
                                             DIRECTOR

                                                                        Page 24.

12/07/2004

                                LIST OF ANNEXURES
                                -----------------

A:   LIST OF MINERAL RIGHTS, PROPERTIES, AND TITLE DEEDS

B:   FORM OF WRITTEN CONSENT TO PROSPECT AND TO REMOVE AND DISPOSE OF MINERALS
     FOUND DURING PROSPECTING

C:   FORM OF CESSION AND ASSIGNMENT

D:   MINIMUM WORK PROGRAMME

E:   DILUTION FORMULA

F:   DIAMOND SALES PROVISIONS

G:   PRESERVATION LETTER

--------------------------------------------------------------------------------

                                                                        Page 25.

12/07/2004

                                   ANNEXURE A

  LIST OF MINERAL RIGHTS, PROPERTIES, AND TITLE DEEDS (TO BE AMPLIFIED BY REC)

HT DISTRICT   3 FARMS

Rooikop              18HT

Maquasa              19HT

Roodekraal           21HT

IS DISTRICT   7 FARMS

Van Dyksdrift        19IS

Hartbeestfontein     39IS

Roodepoort           40IS

Vlakfontein          72IS

Driefontein          137IS

Vaalwater            173IS

Bloemfontein         196IS

IT DISTRICT   12 FARMS

                                                                        Page 26.

12/07/2004

Steynsdraai          46IT

Zandvoort            10IT

Sunnyside            126IT

Craigielea           202IT

Usutu                250IT

Basel                313IT

Kiel                 315IT

Driehoek             349IT

Prospectfarm         361IT

Nooitgezien          381IT

Stralsund            435IT

Breda                499IT

JS DISTRICT   19 FARMS

Aangewezen           129JS

Frischgewaagd        131JS

Dwars-In-De-Weg      137JS

Zaaiplaats           157JS

Booy Zyn Kraal       254JS

Klippoort            277JS

                                                                        Page 27.

12/07/2004

Hartbeesspruit       281JS

Kalbasfontein        284JS

Driefontein          297JS

Doornpoort           312JS

Driefontein          338JS

Olifantslaagte       378JS

Rietvlei             397JS

Hartogshoop          410JS

Hartogs Hof          413JS

Klipfontein          470JS

Bothashoek           475JS

Woestalleen          478JS

Speculatie           483JS

JT DISTRICT   6 FARMS

Der Brochen          7JT

Diepgezet            18JT

Wanhoop              78JT

Witklip              83JT

Rietfontein          88JT

                                                                        Page 28.

12/07/2004

Sterkstroom          118JT

JU DISTRICT   5 FARMS

Burgers Hall         21JU

Tenbosch             162JU

Lodwich's Lust       163JU

Coopersdal           423JU

Castilhopolis        425JU

KS DISTRICT   6 FARMS

Moeijelyk            412KS

Zwartkoppies         413KS

Schoonoord           462KS

Thornhill            544KS

Vooruitzicht         787KS

Klipspruit           835KS

KT DISTRICT   36 FARMS

                                                                        Page 29.

12/07/2004

Lorraine             73KT

Schwerin             95KT

Wismar               96KT

De Paarl             97KT

Riverside            107KT

Penge                108KT

Waterkop             113KT

Onverwacht           135KT

Excellence           157KT

Bismarck             174KT

Enable               175KT

Bazaine              192KT

Sadowa               196KT

The Oaks             198KT

The Elms             199KT

Finale               200KT

Callais              226KT

Grovedale            239KT

Happyland            241KT

Welverdiend          243KT

Scotia               248KT

                                                                        Page 30.

12/07/2004

De Kom               252KT

Rooiboklaagte        259KT

Pretoria             264KT

Valencienes          265KT

Gondor               266KT

Zwemkloof            283KT

Groot Vygenboom      284KT

Genokakop            285KT

Onverwacht           292KT

Winterveld           293KT

Doornbosch           294KT

Olifantspoortje      319KT

Houtbosch            323KT

Klipkloof            346KT

Buffelkloof          382KT

KU DISTRICT   6 FARMS

Okkernootboom        211KU

Acornhoek            212KU

Edinburgh            228KU

                                                                        Page 31.

12/07/2004

Rolle                235KU

Allandale            237KU

Dumfries             245KU

                                                                        Page 32.

12/07/2004

                                   ANNEXURE B
            WRITTEN CONSENT TO PROSPECT AND TO REMOVE AND DISPOSE OF
                        MINERALS FOUND DURING PROSPECTING

We,
                    RANDGOLD AND EXPLORATION COMPANY LIMITED

                               (No. 1992/05642/06)

                                 ("THE GRANTOR")

hereby grant to

                       DE BEERS CONSOLIDATED MINES LIMITED

                              (No. 1888/000007/06)

      (together with its successors in title and assigns "THE PROSPECTOR")

the sole and exclusive right and consent to prospect for minerals (as defined in the Minerals Act, 1991 and as held in terms of our titles listed on annexure
B(1) hereto) on the properties listed on annexure B(1) hereto pursuant to the mineral rights listed on annexure B(1) hereto, and to remove and dispose of minerals found during prospecting, all for the Prospector's own benefit and account.

                                                                        Page 33.

12/07/2004

DATED at JOHANNESBURG this _____ day of ________________ 2004 in the presence of the undersigned witnesses :

AS WITNESSES :
------------

1.                                              for and on behalf of the Grantor
    ------------------------

2.
    ------------------------                    -------------------------
                                                DIRECTOR

                                                                        Page 34.

12/07/2004

                                  ANNEXURE B(1)
               LIST OF MINERAL RIGHTS, PROPERTIES AND TITLE DEEDS
                       ((TO BE CREATED FOR EACH CONSENT))

                                                                        Page 35.

12/07/2004

                                   ANNEXURE C

                             CESSION AND ASSIGNMENT

We,

                       DE BEERS CONSOLIDATED MINES LIMITED

                              (No. 1888/000007/06)

                                 ("THE CEDENT")

hereby in terms of clause 6.2 of the heads of agreement to which a draft of this cession and assignment was an annexure, cede and assign our rights and obligations in terms of such heads of agreement (excluding those in clauses 7.3,
8 and 9 which are personal to ourselves), to

                   _____________________ (PROPRIETARY) LIMITED

                         (No. _____/________________/07)

                               ("THE CESSIONARY")

in respect of only those properties which are listed on annexure C(1) hereto, subject to the terms and conditions of the heads of agreement and for no consideration.

                                                                        Page 36.

12/07/2004

DATED at JOHANNESBURG this _____ day of ___________________ 2004 in the presence of the undersigned witnesses :

AS WITNESSES :
------------

1.                                              For and on behalf of the Cedent
    ------------------------

2.
    ------------------------                    -------------------------
                                                DIRECTOR

And we,

                      _______________ (PROPRIETARY) LIMITED

                         (No. __________/___________/07)

                               ("THE CESSIONARY")

hereby accept the abovementioned cession and assignment subject to such terms and conditions and for no consideration.

                                                                        Page 37.

12/07/2004

DATED at JOHANNESBURG this _____ day of _______________ 2004 in the presence of the undersigned witnesses :

AS WITNESSES :
------------

1.                                           For and on behalf of the Cessionary
    ------------------------

2.
    ------------------------                 -------------------------
                                             DIRECTOR

                                  ANNEXURE C(1)

                  ((LIST OF PROPERTIES TO BE COMPILED FOR EACH

                             CESSION AND ASSIGNMENT)

                                                                        Page 38.

12/07/2004

                                   ANNEXURE D

                 SUMMARY PROSPECTING PROGRAMME FOR RANDGOLD AND
                  EXPLORATION COMPANY LTD MINERAL RIGHTS FARMS

     This note defines the prospecting work planned for properties for which De
     Beers is acquiring options on the mineral rights for precious stones held by RandGold and Exploration Co Ltd (henceforce "the properties") during
     2004/5 and beyond.

1)   REVIEW WORK

     This will determine the method of prospecting and amount of work required on a farm by farm basis for the properties. This will include a review of any historical data that might be available and a consideration of the terrain and local geology. This should take approximately two weeks. Any further work deemed necessary in terms of interpretation of remote sensing data would continue in parallel to the fieldwork described below.

2)   RECONNAISSANCE SAMPLING

     All properties requiring sampling for kimberlitic indicator minerals will be covered by either soil sampling at a density of approximately 1 sample per square kilometre or stream sampling at an approximate density of 1 sample per 10 square kilometres, or a combination of both methods, depending on the terrain. Sample parameters will be based on De Beers'
     standard procedures, optimised for the areas concerned.

                                                                        Page 39.

12/07/2004

3)   FOLLOW-UP SAMPLING

     Upon receipt of any positive results from reconnaissance work, additional sampling may be required to confirm and better define such anomalies. This work may begin as soon as results for particular properties become available and should thus be completed within "Year 1" of the programme.

     During Stages 2 and 3 prospecting permit applications will be submitted for properties showing confirmed positive results. This process can take just a few weeks per farm but can become quite lengthy if a detailed EMPR is required.

4)   GEOPHYSICAL FOLLOW-UP, DRILLING AND OTHER EXCAVATIONS

     Once prospecting permits are issued, detailed geophysical surveys covering the most interesting areas will be conducted. If early sample and/or geophysical results are encouraging some percussion drilling and/or shallow trenching/pitting may then be carried out. This could take up much of the following 2 years, including obtaining results. At this stage no estimate can be made of such work.

5)   MINI-BULK SAMPLING

     If any kimberlites of significant size are discovered, further drilling or excavation will possibly be required to obtain initial bulk samples for testing for the presence of macro diamonds (> 0.5 mm). This would take at least another year, bringing the total to complete this programme between 4 and 5 years. Note that this would not constitute a full evaluation of any kimberlites discovered, but merely a preliminary test of economic interest.

23 April 2004

                                                                        Page 40.

12/07/2004

                                   ANNEXURE E

                                DILUTION FORMULA

                                      (P+F)x100
                               DPS=  ------------
                                       (X+Z)x1

in which formula :

DPS  represents the diluted percentage shareholding of the Grantor;

p    represents the aggregate amount in South African Rand of the contributions actually paid by the Grantor to the relevant Cessionary Company prior to the present cash call, for which purpose, in addition to any actual contributions paid by the Grantor to the Cessionary Company, 25% of the aggregate of all expenditure incurred by and/or contributions made by the
     Prospector to the relevant Cessionary Company, reckoned with effect from the Effective Date up to and including the date upon which a decision to commence with mine development was taken by the Prospector, shall be deemed to be a contribution paid by the Grantor to such Cessionary Company;

F    represents the amount (if any) in South African Rand actually contributed by the Grantor to the Cessionary Company in response to the present cash call;

X    represents the aggregate amount in South African Rand of all contributions actually paid by the Grantor and the Prospector to the relevant Cessionary
     Company prior to the present cash call plus the deemed contribution referred to in P above;

Z    represents the amount in South African Rand of the present cash call.

                                                                        Page 41.

12/07/2004

                                   ANNEXURE F

                            DIAMOND SALES PROVISIONS

1.   All diamonds recovered from the properties at any time will be sold by the
     Prospector to a De Beers Group affiliated company nominated for this purpose by De Beers ("DE BEERS") only and will be marketed solely through
     De Beers.

2.   In the event that the De Beers Group affiliated company is the Diamond
     Trading Company (Pty) Ltd ("DTC") all sales of diamonds will be in accordance with the core principles of the DTC's standard selling arrangements, which include:

2.1       Reciprocal commitments by the DTC and the Prospector exclusively to buy and sell the Prospector's entire production at a price of 90%
          (ninety percent) of the DTC's Standard Selling Value;

2.2       Quota arrangements whereby the Prospector will be entitled to deliver diamonds to the DTC based on its quota percentage of annual DTC diamond sales pro rata to the total annual intake of diamonds available to the DTC from all sources;

2.3       An annual contribution by the Prospector to the advertising budget of the DTC based on its quota percentage; and

2.4       A review of the terms and conditions of sales to the DTC every 5
          (five) years.

                                                                        Page 42.

12/07/2004

                                   ANNEXURE G

                               PRESERVATION LETTER

--------------------------------------------------------------------------------

                       DE BEERS CONSOLIDATED MINES LIMITED

Randgold & Exploration Company Limited

Dear Sirs

HEADS OF AGREEMENT DATED _____ ____________________ 2004 BETWEEN US

We refer to the above heads of agreement and confirm that the considerations and participations provided for in the heads of agreement will continue to enure in favour of the party entitled thereto notwithstanding that the old order rights constituted by the mineral rights mentioned therein or by the heads of agreement themselves cease to exist in terms of the Mineral and Petroleum Resources
Development Act, 2002. Kindly confirm your acceptance of and agreement to this, below.

Yours faithfully

DE BEERS CONSOLIDATED MINES LIMITED

                                                                        Page 43.

12/07/2004

We,
                     RANDGOLD & EXPLORATION COMPANY LIMITED
                               (No.1992/05642/06)

hereby confirm our acceptance of and agreement to the above.

Yours faithfully

RANDGOLD & EXPLORATION COMPANY LIMITED